Exhibit 99.1

January 24, 2008	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412:442-8262

MATTHEWS INTERNATIONAL ANNOUNCES
FIRST QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND

PITTSBURGH, PA, JANUARY 24, 2008 - Matthews International Corporation (NASDAQ NNM: MATW) today announced earnings for the fiscal quarter ended December 31, 2007.  Net income for the Company’s fiscal 2008 first quarter increased to $17,431,000, compared to $13,971,000 for the same quarter last year.  Earnings per share for the fiscal 2008 first quarter were $0.56, compared to $0.44 a year ago.  Earnings for the fiscal 2008 first quarter included the favorable effect of a one-time adjustment of $0.06 per share to income tax expense.  This adjustment represented the impact on deferred income taxes resulting from certain income tax rate reductions in Europe.  Earnings for the fiscal 2007 first quarter included a charge of $0.01 per share in connection with the earnout provisions under the Milso Industries acquisition agreement.

Sales for the quarter ended December 31, 2007 were $182,348,000, compared to $175,424,000 in the same quarter a year ago, representing an increase of 3.9%.  Operating profit for the three months ended December 31, 2007 was $26,778,000, compared to $24,184,000 for the same period last year, representing an increase of 10.7%.

In discussing the results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“We are pleased to report that our operating results for the fiscal 2008 first quarter, excluding the impact of the one-time favorable income tax adjustment, were on the higher end of our internal range of expectations.  Both our Memorialization and Brand Solutions Groups reported higher sales and operating profits compared to a year ago.

“In our Memorialization businesses, the Bronze and Casket segments generated operating profit growth on higher sales for the quarter.  In addition, the Cremation segment reported an increase in operating profit reflecting an improvement in its operating margins.

Matthews International Corporation                                         2 of 3                                                                January 24, 2008

“With respect to our Brand Solutions Group, sales increased in the Graphics Imaging segment on higher sales in the North American market and the favorable impact of currency exchange rate changes.  The Merchandising Solutions business reported a decline in sales due to the divestiture of its marketing consultancy business in August 2007.  However, the segment’s operating profit improved from the prior year on higher sales of merchandising systems and displays.  In addition, operating profit for both the Graphics Imaging and Merchandising Solutions segments benefited from the impact of cost structure initiatives completed in fiscal 2007.

“Although the Marking Products segment reported higher sales for the quarter, the increase primarily reflected the benefit of its June 2007 acquisition of an interest in a small Chinese operation.  Excluding the impact of this acquisition, sales for the segment declined for the quarter principally as a result of the recent economic slow-down in certain of its domestic markets.  As a result, the segment reported lower operating profit compared to a year ago.”

Mr. Bartolacci further stated:  “Based on the results for the fiscal 2008 first quarter, we are re-affirming our earnings per share guidance for the year, which is a range of $2.48 to $2.54.  This range excludes the impact of the one-time favorable income tax adjustment reported in the first quarter and other unusual items, if any, which may occur during the fiscal year.”

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.06 per share on the Company’s common stock for the quarter ended December 31, 2007.  The dividend is payable February 18, 2008 to stockholders of record February 4, 2008.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; printing plates, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Matthews International Corporation                                       3 of 3                         January 24, 2008

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited, in Thousands, except Share Data)
	Three Months Ended December 31
	2007	2006
Sales	$182,348		$175,424
Operating Profit	26,778		24,184
Income before taxes	24,839		22,390
Income Taxes	7,408		8,419
Net Income	$17,431		$13,971
Earnings per Share - Diluted	$ 0.56	$	$ 0.44
Weighted Average Shares - Diluted	31,151,825		31,851,284

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.